Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Nutrisystem, Inc.:

We consent to the use of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Nutrisystem, Inc. and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for excess tax benefits from share-based payment transactions.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 14, 2019